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                                                                 EXHIBIT 21.1


LIST OF SUBSIDIARIES AS OF DECEMBER 31, 1998

1.   Har-Whit/Pitt's & Spitt's, Inc., a Texas corporation
2.   Brenham Oil & Gas, Inc., a Texas corporation
3.   Texas Real Estate Enterprises, Inc., a Texas corporation
4.   Acqueren, Inc., a Delaware corporation
     a. Northeastern Plastics, Inc., a New York corporation (wholly-owned subsidiary of Acqueren, Inc.)
5. Modern Film Effects, Inc., a California corporation, doing business as, Cinema Research Corporation
     a. Digital Research Corporation, a California corporation (wholly-owned subsidiary of Modern Film Effects, Inc.)